Gales Industries Announces Successful Completion of Sale and Lease Back of Real
                Properties to Pave the Way for Next Acquisitions

BAY SHORE, NY -- October 24, 2006 -- Gales Industries Incorporated (OTCBB:
GLDS), a leading operating/holding and management services integrator group within the aerospace/defense field, today announced the successful completion of the sale and lease back of the real estate properties in Bay Shore, Long Island, New York, where its corporate headquarters and wholly-owned subsidiary Air Industries Machining Corp. are located. The Company had previously purchased the properties as two separate transactions that were part of a series of deals that included the primary funding and acquisition of Air Industries and reverse merger to effectuate the public listing of Gales in November 2005.

The sale and lease back agreement included three manufacturing and office buildings of 76,000 square feet on approximately 5.4 acres in Bay Shore, New York. The property and buildings had been purchased by Gales in November 2005 for approximately $4.2 million and, upon the consummation of the sale and lease back, sold for $6.2 million. Net of closing costs and other fees relating to the transaction, Gales has reduced its overall Bank debt by approximately 45%. As part of the transaction, Gales has repaid approximately $4.851 million in borrowings from PNC Bank that had been used to make the initial purchase of the property and buildings. Finally, underscoring its commitment to Long Island and the local work force, Gales has entered into a 20-year lease agreement and will continue to have its corporate office and principle operations located in the Bay Shore location. Commenting on the transactions, Gales Industries' Vice Chairman and Chief Financial Officer Louis Giusto said, "We are pleased to have concluded this transaction which enables Gales to move forward with its growth strategy." Gales' President and Chief Executive Officer Peter Rettaliata added, "We remain focused on pursuing acquisitions and increasing our presence on Long Island. The profit from the sale of real properties and the availability of capital from our improved post-sale financial condition are intended to be applied toward future acquisitions which are part of our overall growth strategy."

ABOUT GALES INDUSTRIES INCORPORATED

Gales' strategy and attendant tactical plan is to execute a consolidation among Tier III, IV and V aerospace/defense subcontractors. Gales offers a tailored exit strategy or management continuity strategy in exchange for qualified

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acquisitions, and targets technically superior organizations in the $15-100 million annual range. Gales is an operating/holding and management services integrator group within the aerospace/defense field, focusing on manufacturing, technical services and strategic product distribution opportunities.

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Certain matters discussed in this press release are 'forward-looking statements'
intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Contact:
Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com

or

Gales Industries Incorporated
Michael A. Gales
631-328-7024 (Direct)
mag@airindmc.com